Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-120401, 333-50746, 333-00733, 333-33327, 333-75383, 333-58526, 333-67472, 333-149500, 333-149501, 333-170511, 333-103653, 333-181734, 333-181735, 333-72034 on Forms S-8 of our reports dated May 15, 2013 relating to the consolidated financial statements and financial statement schedule of Computer Sciences Corporation and subsidiaries (the “Company”), and the effectiveness of the Company's internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the fiscal year ended March 29, 2013.

/s/ DELOITTE & TOUCHE LLP

McLean, Virginia

May 15, 2013